Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated October 4, 2019
Registration Statement No. 333-233036

Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated October 4, 2019 Registration Statement No. 333-233036

2019 FOUNDERS' IPO LETTER From the Form S- l Registration Statement Please read this letter from HYLETE's Cofounders, Ron Wilson and Matt Paulson, below, in con1unction with the full preliminary prospectus.

INTRODUCTION

We do not define ourselves as an athleticwear company, but rather a fitness lifestyle company committed to empowering our community (the "HYLETE nation") to live healthy and happy.

Our future stands upon two essential promises that we strive to live up to daily:

First, to continuously push to create, innovate, and expand our premium product offerings, apps, content, and experiential "retail meets fitness" locations that encourage healthier, happier lives.

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Second, to support those in the HYLETE nation that work every day to contribute to the health and well-being of others:

•	Certified personal trainers and coaches that encourage and support their clients. to succeed in their fitness goals.
•	First responders, and the men and women of our military, who utilize their fitness to ensure our safety.
•	Partner charities and their drive and dedication to admirable missions.

After several years of fundraising, and now with more than 4,000 investors, the time has come for us to move to the next level of publicly-traded ownership. This change will bring significant benefits to our present and future shareholders, our team members, and most of all, the HYLETE nation.

We believe that our vision for the future of HYLETE is one that will take time to achieve fully. We are thrilled that you are taking the time to read this letter, and we intend to write a message like this as part of our annual reports in the future.

We hope you choose to become part of the HYLETE nation – built, backed, and driven by its community.

LONG-TERM FOCUS

Our goals are long term in focus and, as such, there will be times that the near-term results may not be clearly identifiable. We understand that public companies often feel pressure to show quarterly results that "look good" and have a "nice, smooth trajectory." After many years of building our company, we know that life is not that simple. As we continue to grow, we will continue to maintain our discipline to initiate and follow through on projects that we believe are in the best interest of our shareholders and our company. We hope that our shareholders, now and in the future, continue to take our same long-term approach. You should carefully read the section entitled "Risk Factors" section of the prospectus for a discussion of factors that you should consider before deciding to invest in our Class A Common Stock.

Our business has not been profitable to date. We have continuously implemented new initiatives and capabilities and added valuable team members with a distinct eye to the future.

We have relied upon the trust of the HYLETE nation, our customers and the thousands of investors to date to support our shared long-term vision.

We are now entering the next phase of our story striving for continued revenue growth and identifying our path toward profitability.

As we begin to report on a quarterly basis, we promise to maintain our diligence and vision. We will continue to make decisions that are not short-term accounting considerations, but rather decisions based upon the longer-term health and viability of our company.

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RISK VERSUS REWARD

While we believe that the long-term strategy is in the best interests of all stakeholders of our company, there are inherent risks. Evaluating long-term risks is often difficult for the market to assess. These risks should be considered carefully by each shareholder. You should carefully read the section entitled "Risk Factors" of the preliminary prospectus for a discussion of risks that you should consider before deciding to invest in our Class A Common Stock.

Risk does come with the potential for reward. We believe a large part of our success to date is our appetite for taking risks on upside potential while trying to mitigate risk wherever possible. Although we cannot specifically quantify the level of risk that we will undertake, we will continue to evaluate the upside return versus the expected costs of our investments (both financial and our team's time commitments).

To fulfill our vision, we have and will continue to explore projects outside our current primary athleticwear business (and its nearer-term revenues) if we believe they represent significant upside through revenue growth and cost efficiencies. Although we are enthusiastic about high reward projects, the vast majority of our resources will continue to be applied to our current, established revenue opportunities.

THE "HYLETIAN" CULTURE

To date, we have been able to attract and keep an incredible group of employees or as we term ourselves, HYLETIANS, by providing attractive compensation and benefits packages that many startups do not, including for example, fully paid healthcare benefits. We believe that our culture gives us an advantage over other companies in our industry, and that by putting the HYLETIANS first we ultimately take care of the HYLETE nation and our shareholders.

The following is an excerpt from our HYLETE culture manual:

"You were hand-picked for a reason We believe you embody the qualities and characteristics needed to succeed at HYLETE A HYLETIAN possesses the following 10 traits:

l.	INTEGRITY - Authenticity, transparency, and candor. Admits mistakes freely and openly. Treats people with respect independent of their status or disagreement with you.

2.	PASSION - Inspire others. Care intensely about your fellow HYLETIANS and the HYLETE community. Optimistic and attract positivity.

3.	COURAGE - Say what you think and stand up for what is right. Able to make tough decisions. Take smart risks and open to possible failure. Know that vulnerability can be a strength.

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4.	INCLUSIVITY - Collaborate effectively with all types of people. Nurture and embrace differing perspectives. Intervene If someone else is being marginalized. Understand and express empathy.

5.	EMPATHY - Aware of the feelings and emotions of others. Able to put yourself in someone else's shoes and see the world how others see it. Able to be nonjudgmental of another person's situation.

6.	COMMUNICATIVE - Concise and articulate in both speech and writing. Listen well and seek to understand before reacting. Adapt your communication style to work well with others.

7.	DECISIVE - Make wise decisions. Think strategically. Able to make both long-term and short-term decisions effectively.

8.	INNOVATIVE - Create new ideas that prove useful. Challenge the prevailing assumptions and suggest better approaches. Thrive on change.

9.	OPEN-MINDED - Able to see the perspectives of others. Can take existing knowledge and mold it with new information to better yourself. Take a non-political stance.

10.	TENACIOUS - Give all that you have, not more than you have. Work with determination and don't wait for opportunities to come to you. Don’t stop until you have completed what you set out to achieve."

SUMMARY

HYLETE is not a conventional athleticwear company. We have always operated with a different mindset and have applied the values that set us apart from companies solely driven by short term objectives.

We will optimize for the long term and refuse to chase short term results. We will have the tenacity and resolve to succeed in fulfilling our vision of being a leading fitness lifestyle company that changes people's lives for the better.

We will do our best to recruit the most creative, committed HYLETIANS that desire to embody the qualities and characteristics of our company culture.

We have written this letter with the intent that it would help answer some of your questions about who we are and how we view the future. During the offering process, it will be challenging for us to respond to many of your inquiries due to the legal constraints associated with offerings of stock to the public. We thank you for your understanding.

We kindly ask that you read this letter in conjunction with our full prospectus. We take our fiduciary duty to our shareholders as a serious endeavor, and we will fulfill those responsibilities.

All of us HYLETIANS pledge to do our best to make HYLETE a long-term investment success, as well as making as many lives as possible healthier and happier.

Ron L. Wilson, II	Matt Paulson

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READ THE PRELIMINARY PROSPECTUS

Safe Harbor

Forward-looking Statements. This communication and other written or oral statements made from time to time by representatives of HYLETE, Inc. (the “Company”) contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. forward-looking statements include, but are not limited to, statements about our business, business strategy, expansion, growth, products, and services we may offer in the future and the timing of their development, sales and marketing strategy and capital outlook, and the consummation of the contemplated financing.

In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, inability to obtain adequate capital funding or improve our financial performance, the effectiveness of our marketing, our product quality, and our customer experience, our strategic plan and growth initiatives, an economic downturn or uncertainty in the United States, ability to compete successfully against our competitors, ability to protect our intellectual property rights, and those listed under the section entitled “Risk Factors” and elsewhere in the registration statement that we have filed with the Securities and Exchange Commission (“SEC”). If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read the prospectus and the documents that we reference in the prospectus and have filed with the SEC as exhibits to the registration statement, of which the prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation.

Registration Statement Availability. The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, a copy of the preliminary prospectus may be obtained online or by requesting a copy from Maxim Group LLC by calling (212) 895-3745, or by email at syndicate@maximgrp.com, or WestPark Capital, Inc. by calling (310) 203-2919, or by email at jstern@wpcapital.com.

Risk. An investment in our securities involves a high degree of risk. You should consult with your own financial and legal advisors as to the risks involved in subscribing for the securities and to determine whether the securities are a suitable investment for you. Before making a decision to purchase the securities, you should carefully read our preliminary prospectus, and carefully consider, among other matters, the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our preliminary prospectus, as my be amended from time to time by our filings with the SEC. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

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READ THE PRELIMINARY PROSPECTUS

Safe Harbor

Forward-looking Statements. This communication and other written or oral statements made from time to time by representatives of HYLETE, Inc. (the “Company”) contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. forward-looking statements include, but are not limited to, statements about our business, business strategy, expansion, growth, products, and services we may offer in the future and the timing of their development, sales and marketing strategy and capital outlook, and the consummation of the contemplated financing.

In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, inability to obtain adequate capital funding or improve our financial performance, the effectiveness of our marketing, our product quality, and our customer experience, our strategic plan and growth initiatives, an economic downturn or uncertainty in the United States, ability to compete successfully against our competitors, ability to protect our intellectual property rights, and those listed under the section entitled “Risk Factors” and elsewhere in the registration statement that we have filed with the Securities and Exchange Commission (“SEC”). If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read the prospectus and the documents that we reference in the prospectus and have filed with the SEC as exhibits to the registration statement, of which the prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation.

Registration Statement Availability. The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, a copy of the preliminary prospectus may be obtained online or by requesting a copy from Maxim Group LLC by calling (212) 895-3745, or by email at syndicate@maximgrp.com, or WestPark Capital, Inc. by calling (310) 203-2919, or by email at jstern@wpcapital.com.

Risk. An investment in our securities involves a high degree of risk. You should consult with your own financial and legal advisors as to the risks involved in subscribing for the securities and to determine whether the securities are a suitable investment for you. Before making a decision to purchase the securities, you should carefully read our preliminary prospectus, and carefully consider, among other matters, the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our preliminary prospectus, as my be amended from time to time by our filings with the SEC. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

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HYLETE

OVERVIEW ROADSHOW TEAM INVEST

MEET THE TEAM

THE FOUNDERS

RON WILSON

CO-FOUNDER, CEO

Founded 180s, Kelysus, and Jaco Clothing. Grew 180s to over $50 million in sales; achieving a ranking of number 9 on Inc. Magazine's 500 fastest growing companies. Ernst & Young Entrepreneur of the Year National Finalist and an SFIA "Top 25 Leaders in Sporting Goods". Over 25 years in the fitness industry.

MATT PAULSON

CO-FOUNDER, BUSINESS DEVELOPMENT

Founded Xtreme Sponge and former Director of Sales and Marketing for Jaco Clothing.

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THE EXECUTIVE TEAM

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BOARD OF DIRECTORS NOMINEES

KELLY ANDERSON

BOARD MEMBER, AUDIT COMMITTEE CHAIR

Managing Partner at CSuite Financials. Former CFO at Mavenlink. Former CFO and Treasurer at Ener-Core, Inc. Former Chief Accounting Officer at Fisker Automotive. Former President and CFO at T3 Motion, Inc. Board member of Tomi Environmental Solutions and Concierge Technologies, Inc. Chairman of the Advisory Board of the Santa Ana YMCA, and Board Member of the YMCA Orange County. BA in Business Administration from California State University, Fullerton. Licensed Certified Public Accountant. Extensive experience in public company finance and extensive acquisition accounting experience.

MICHAEL BUCKLEY

BOARD MEMBER, COMPENSATION COMMITTEE CHAIR

Former CEO of Differential Brands Group. Former CEO of Robert Graham and former President of True Religion Brand Jeans. Former President and CEO of Ben Sherman Group North America. Former Vice President of Diesel Jeans USA. BS in Business Administration from the State University of New York at Oswego. Certified Public Accountant. Over 30 years of apparel and accessory industry experience, both domestically and internationally.

SUZANNE BELLET PRICE

BOARD MEMBER

CEO of Sprout San Francisco. Former Senior Equity Research Analyst for the Green Living Consumer Sector of Think Equity Partners, LLC. Member of the Breast Cancer Prevention Partners Board, as well as the Cancer Free Economy Network. BA of Philosophy from Northwestern University, and an MBA in Finance from Columbia Business School at Columbia University.

TRACY TUENS

BOARD MEMBER, NOMINATING & CORPORATE GOVERNANCE COMMITTEE CHAIR

Managing Director of Boston Private Financial Holdings. Former Managing Director at Ascent Private Capital Management. Former Senior Director at BNY Mellon Family Office and Charitable Solutions. Former Senior Vice President of Family Wealth Advisor of Abbot Downing. Board Member of Biz World Foundation, Game Theory Academy, and the San Domenico School. BA in International Political Economy from University of California, Berkeley. 20+ years of leadership experience in the financial services industry.

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HYLETE

OVERVIEW ROADSHOW TEAM INVEST

INVEST

ALL CURRENT AND FUTURE HYLETE SHAREHOLDERS

HYLETE IPO

Please complete this form so that you may be contacted by an authorized representative of HYLETE from Maxim Group, LLC or WestPark Capital, Inc. regarding your participation in this IPO offering.

Name *

First Last

Email *

Are you a current investor in HYLETE?

No

Please provide your address.

Street Address

Address Line 2

City

State / Province / Region

Postal / Zip Code

Country

Please provide your phone number. *

- ### -

How much you would like to invest ($US dollars)? *

Please choose the amount.

Are you an Accredited Investor? (Note: You do not have to be an Accredited Investor to participate in the IPO)

No

Submit

L.egend: No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date.

Registration Statement Availability. The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, a copy of the preliminary prospectus may be obtained online or by requesting a copy from Maxim Group LLC by calling (212) 895-3745, or by email at syndicate@maximgrp.com, or WestPark Capital, Inc. by calling (310) 203-2919, or by email at jstern@wpcapital.com.

Risk. An investment in our securities involves a high degree of risk. You should consult with your own financial and legal advisors as to the risks involved in subscribing for the securities and to determine whether the securities are a suitable investment for you. Before making a decision to purchase the securities, you should carefully read our preliminary prospectus, and carefully consider, among other matters, the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our preliminary prospectus, as may be amended from time to time by our filings with the SEC. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

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